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                               EXHIBIT 1.A.(5)(e)


                       RIDER FOR GUARANTEED DEATH BENEFIT
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                         GUARANTEED DEATH BENEFIT RIDER

We, National Life Insurance Company, guarantee that the policy will not lapse prior to the later of:

       1.     the Insured's 70th birthday; and

       2.     the end of the 20th Policy Year,

if and as long as the Conditions of this Rider are met. This no lapse guarantee ensures that a Death Benefit will be payable under this policy for as long as this rider remains in force.

The date of issue of this rider is the policy Date of Issue.

CONDITIONS OF THIS RIDER. To keep this rider in force, cumulative premiums paid, in excess of withdrawals and debt, must at all times equal at least the sum of all unique Minimum Monthly Premiums in effect since the Date of Issue of this policy times the number of Monthly Policy Dates that elapsed while each Minimum Monthly Premium was in effect.

COST OF THIS RIDER. The monthly cost of this rider is shown in the Data Section. It shall be based on the Face Amount of the policy. If, while this rider is in force, any increase or decrease in the Face Amount of the policy is made, the monthly cost of this rider will similarly increase or decrease. The monthly cost of this rider shall be deducted from the Accumulated Value of the policy in the same manner as is the Monthly Deduction.

SUSPENSION OF MONTHLY DEDUCTIONS. If, while this rider is in force, the Accumulated Value of the Policy is not sufficient to cover the Monthly Deductions and the monthly costs of any riders on the policy, Monthly Deductions and the monthly costs of any riders on the policy will be deducted from the Accumulated Value until the Accumulated Value is exhausted, and will thereafter be deferred until such time as the policy has positive Accumulated Value. Upon the death of the Insured, we will waive that portion of any Monthly Deductions and monthly costs of any rider on the policy then in arrears.

INCONTESTABILITY. After this rider has been in force during the life of the Insured for two years from its date of issue, we will not contest it.

CONSIDERATION. This rider is issued in consideration of the application for the rider and the monthly cost of the rider. The rider and a copy of the application for the rider shall become part of the policy on the date of issue of the rider.

NOTICE OF PENDING TERMINATION OF THIS RIDER. If on any Monthly Policy Date the Conditions of this Rider are not met, the Owner will be sent notice that unless the premium described below is paid during the first 61 days measured from the date we mail such notice, this rider will terminate.

The premium needed to keep this rider in force beyond the 61st day measured from the date we mail a notice of pending termination of this rider is the following:

       1. the sum of the Minimum Monthly Premiums in effect since the Date of Issue of this policy times the number of Monthly Policy Dates that elapsed while each Minimum Monthly Premiums was in effect; plus

       2. two times the Minimum Monthly Premium in effect on the date we mail the notice of termination of this rider; plus



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       3.     all withdrawals made from this policy; plus

       4.     all loans and accrued loan interest on the policy; minus

       5.     all premium paid on the policy since its Date of Issue.

TERMINATION OF THIS RIDER. This rider shall terminate on the earliest of:

       1.     the later of:

              a.     the Insured's 70th birthday; and

              b.     the end of the 20th Policy Year; or

       2. the end of the 61st day following our sending a notice of pending termination of this rider, if prior to that time the premium described in Notice of Pending Termination of this Rider is not paid; or

       3. the date the policy terminates. If the policy is reinstated, this rider will not be reinstated; or

       4. any Monthly Policy Date requested, if before that date we receive at our Home Office written request for termination of this rider.

When this rider terminates:

       1.     all rights under this rider shall cease; and

       2.     there shall be no further monthly costs for this rider; and

       3. the policy shall be considered as separate and complete without this rider.

If this rider terminates while the Cash Surrender Value of the policy is zero, the policy will immediately enter a Grace Period.

Signed for NATIONAL LIFE INSURANCE COMPANY at Montpelier, Vermont, as of the date of issue of this rider, by

                                             Chairman of the Board
                                                      and
                                             Chief Executive Officer




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